Exhibit 99.1

News Release

HC Innovations Wishes James Bigl Continued Success

SHELTON, Conn., September 10, 2008, (BUSINESS WIRE) -- HC Innovations, Inc. (OTCBB: HCNV, http://www.hcinnovationsinc.com), a specialty care management company providing high-touch services to patients with complex medical needs, while producing cost savings for HMOs, nursing homes, and insurance companies, announces that Jim Bigl is stepping down from the Board of Directors. Mr Bigl’s decision was based on potential conflicts of interest.

Management Comment:

"It has been a pleasure working closely with Jim. He has been a great friend to the company and will remain so, but due to potential conflicts of interest needs to step down from the Board" said Dr. Chess, Chief Executive Officer. “The Board is currently working to identify candidates to replace Mr. Bigl”.

Comment from Jim Bigl:

““HCI is revolutionizing healthcare services for patients and payors alike and I strongly wish the company success in achieving its vision” said Mr. Bigl.

HC Innovations is the holding company for Enhanced Care Initiatives (ECI), which provides specialty care management services for medically unstable, complex patients. These services are performed through a program of 24/7 clinical support and intensive interventions based on care plans guided by a proprietary electronic health record (EHR) system. HCI's corporate strategy is to care for the most costly and needy patients in order to reduce clinical morbidity, prevent unnecessary hospitalizations, increase quality of life and create cost savings. The Company targets its offering to HMOs, other risk-bearing managed care organizations, state Medicaid departments, Medicare and as an on-site subcontractor for disease management companies.

The Company's services are offered through three programs: Easy Care(TM), NP Care(TM), and Quality of Life Care(TM). All of its hands-on operations have the ability to drive down medical costs while improving the quality of life, health and experience for participating members. This holistic approach focuses on the entire patient, not just health conditions. ECI programs provide complex interventions, utilizing specialized training of nurses and nurse practitioners along with proprietary software and integration capabilities. For more information, visit http://www.hcinnovationsinc.com.

Forward-Looking Statements

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward-looking statement to reflect changes in the Company's expectations or future events.

SOURCE: HC Innovations, Inc.

HC Innovations, Inc.
David Chess, MD, 203-925-9600
Chief Executive Officer